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                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-64594

    Addendum to Prospectus and Prospectus Supplement dated February 21, 2002.


                CREDIT AND ASSET REPACKAGING VEHICLE CORPORATION
                                    DEPOSITOR

            Public Credit and Repackaged SecuritiesSM (PCARS)SM Trust KeyCorp Institutional Capital A Certificates Series 2002-1

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         On February 28, 2002, the Depositor and the underwriters referenced below agreed to increase the aggregate principal amount of the above-mentioned Certificates, from $25,000,000 offered under the Prospectus Supplement dated February 21, 2002 to $29,571,825. This Addendum relates to the offering and sale of the additional $4,571,825 in aggregate principal amount of Certificates that were not originally offered by the Prospectus Supplement and the accompanying Prospectus. As a result of the increase in aggregate principal amount, the changes described below apply to the Prospectus Supplement.

         WHEN YOU READ THE ACCOMPANYING PROSPECTUS SUPPLEMENT, PLEASE NOTE THE INFORMATION PROVIDED BELOW AND ON THE FOLLOWING PAGE:

         - The amount of $25,000,000, in all references to the aggregate principal amount of the Certificates being offered, is replaced by the amount of $29,571,825.


         - The amount of $23,958,000, in all references to the aggregate liquidation amount of 7.826% Capital Securities deposited into the Trust, is replaced by the amount of $28,340,000.


         - The amount of $429,894, in the reference to the initial payment by the trust to the swap counterparty (see page S-14 of the Prospectus Supplement, under "Description of Trust Property-- Swap Agreement-- Terms of Swap Transaction"), iS replaced by the amount of $258,386.


         - The amount of $0.48, in the reference to the ratable share of an initial purchaser of Certificates in the initial amount paid by the trust to the swap counterparty (see page S-19 in the Prospectus Supplement, under "U.S. Federal Income Tax Consequences -- Original Issue Discount"), is replaced by the amount of $0.26.

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         Goldman, Sachs & Co. and Spear, Leads & Kellogg L.P., affiliates of
Credit and Asset Repackaging Vehicle Corporation, will use this Prospectus addendum in connection with offers and sales of the Certificates in market-making transactions.

GOLDMAN, SACHS & CO.
                PRUDENTIAL SECURITIES
                                     U.S. BANCORP PIPER JAFFRAY
                                                     SPEAR, LEEDS & KELLOGG L.P.

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                        Addendum dated February 28, 2002.